CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus/Proxy Statement filed with Form N-14 under the Securities Act of 1933, related to the proposed combination of the Nuveen Santa Barbara Dividend Growth Fund with the Nuveen Rittenhouse Growth Fund, of our report dated September 22, 2008, relating to the financial statements and financial highlights which appears in the July 31, 2008 Annual Report to Shareholders of the Nuveen Investment Trust II. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 10, 2009